EXHIBIT 10.33

EMPLOYMENT AND NONCOMPETITION AGREEMENT

Effective as of May 1, 2003 (the “Effective Date”), Lifeline Systems, Inc. (“Lifeline”), a Massachusetts corporation with its principal place of business in Framingham, Massachusetts, and Ronald Feinstein (the “Employee”), residing at One Robin Road, Weston, Massachusetts 02193, hereby agree as follows:

1. Employment Arrangements.

1.1. Employment Period. Lifeline shall employ the Employee as an employee of Lifeline for the initial period commencing on the Effective Date and ending on May 1, 2008 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 11. On the expiration of the initial five-year term and on each yearly anniversary thereof, this Employment and Noncompetition Agreement (the “Agreement”) and the Employment Period shall automatically renew for an additional one-year period unless sooner terminated in accordance with the provisions of Section 11 or unless either party notifies the other party in writing of its intention not to renew this Agreement not less than one hundred twenty (120) days prior to such expiration date or anniversary, as the case may be.

1.2. Capacity. At all times during the Employment Period, Lifeline shall employ the Employee as President and Chief Executive Officer of Lifeline. In such capacity, the Employee shall be assigned only such duties and tasks as are appropriate for a person holding the offices set forth in this section, and shall be subject to the overall supervision of the Board of Directors of Lifeline (the “Board”).

1.3. Full-Time Employment. Lifeline shall employ the Employee on a full-time basis and the Employee shall devote his full time and professional efforts to the performance of the duties of the offices in which he serves Lifeline. As part of his duties hereunder, the Employee shall continue to serve as a member of the Board, and so long as he is President and Chief Executive Officer he will be renominated for reelection to the Board.

2. Compensation and Benefits.

2.1. Salary. During the Employment Period, the Employee shall be paid an annualized base salary of not less than Three Hundred Forty Thousand ($340,000) Dollars. All payments of salary shall be made at such intervals as other executive employees of Lifeline are generally paid. If the Employee receives disability benefit payments under any Lifeline disability plan during the Employment Period, the Employee’s base salary shall be offset by the amount of such payments.

2.2. Additional Fringe Benefits. At all times during the Employment Period, Lifeline shall provide the Employee with such other benefits as may from time to time be provided generally for executive officers of Lifeline.

2.3. Reimbursement For Expenses, Etc.. Upon reasonable substantiation by the Employee (in accordance with the usual procedures of Lifeline) of any expenses, including, but not limited to, travel expenses and mileage allowance to cover business use of the Employee’s automobile, Lifeline shall promptly reimburse the Employee for all such expenses. Lifeline will also pay the Employee’s annual dues to the local chapter of the World Presidents’ Organization, as well as related forum expenses, and one business university tuition annually.

2.4. Bonus. Provided that one hundred percent (100%) of the annual profit goals adopted by the Board are achieved and the Employee is employed by Lifeline on the last day of the applicable calendar year, the Board shall pay to the Employee for each calendar year a cash bonus equal to sixty percent (60%) of his base salary. If greater than or less than one hundred percent (100%) of the annual profit goals are achieved in a calendar year, the amount of the Employee’s cash bonus for such year shall be increased or decreased as determined by the Board.

3. Stock Options.

3.1. Nonqualified Stock Option. As additional compensation for the Employee’s employment under this Agreement, Lifeline granted to the Employee as of February 13, 2003 (the “Grant Date”) a nonqualified stock option (the “Stock Option”) to purchase forty-five thousand (45,000) shares of Lifeline Common Stock at a per share exercise price equal to the average of the high and low trade price of Lifeline Common Stock on the NASDAQ National Market System on the Grant Date (the “Initial Price”). The Stock Option was granted pursuant to the Lifeline 2000 Stock Incentive Plan (the “Incentive Plan”) and the stock option agreement in the form attached as Exhibit A hereto.

3.2. Restricted Stock Award. As additional compensation for the Employee’s employment under this Agreement, Lifeline granted to the Employee as of the Grant Date thirty-six thousand (36,000) shares of Lifeline Common Stock (the “Restricted Stock Award”). The Restricted Stock Award was granted pursuant to the Incentive Plan and the Restricted Stock Agreement in the form attached as Exhibit B hereto.

4. Registration; Retention Shares; Change of Control.

4.1. Registration. All shares issued to the Employee pursuant to this Agreement or shares acquired upon exercise of the stock options provided for herein have been registered by Lifeline under a Registration Statement on Form S-8. Notwithstanding the fact that such shares are registered and therefore are transferable by the Employee, the Employee agrees that he will comply with applicable rules of the Securities and Exchange Commission in connection with any such sale or disposition or other acquisition including Rule 16(b) and Rule 144, the reporting of changes in ownership of shares and options, and will comply with Lifeline policy promulgated from time to time with respect to insider trading and related matters.

4.2. Retention Shares. The Employee represents and warrants that, at the time of execution of this Agreement, he beneficially owns Lifetime shares having a fair market value equal to at least five (5) times his current annual base salary. Notwithstanding the provisions of

Section 4.1, the Employee agrees that no sale or disposition of shares is permissible if, after any such sale or disposition, the Employee shall beneficially own shares (not including shares issuable upon the exercise of options) having a fair market value as of such date equal to less than five (5) times his then-annual base salary, as it may be adjusted from time to time.

5. Noncompetition. During the period beginning on the Effective Date and ending two (2) years after the termination or resignation of the Employee’s employment for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, as an employee of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than one (1%) percent of any securities publicly traded in the market), compete with the businesses of Lifeline or any joint venture entity in which Lifeline participates anywhere in the United States or Canada. As used in this Agreement, “compete,” “competition” or any variation thereof means engagement or participation of the Employee in, or his furnishing aid or assistance in connection with, the distribution, sale or marketing of products, devices or services of the type and kind distributed, sold or marketed, or actively under consideration for distribution, sale or marketing, by Lifeline or any Lifeline subsidiary at any time during his employment, including, but not limited to, those products, devices or services that Lifeline or any Lifeline subsidiary, as the case may be, was then in the process of developing or designing, either directly or through a joint venture in which Lifeline participates (a “Lifeline Joint Venture”).

6. No Solicitation of Employees. During the Restricted Period, the Employee shall not, directly or indirectly, or by any act in concert with others, employ, attempt to employ, recruit or otherwise solicit or induce or influence to leave his or her employment any employee of Lifeline or any Lifeline subsidiary or Lifeline Joint Venture; provided, however, that this Section 6 shall not apply to any individual’s employment with Lifeline or any Lifeline subsidiary or Lifeline Joint Venture that has been terminated for a period of six (6) months or longer.

7. Trade Secrets, Etc.. Provided that they are related to or affect the business of Lifeline or any Lifeline subsidiary or any Lifeline Joint Venture:

(i)	all inventions, processes, discoveries, know-how and improvements (whether patentable or not);

(ii)	all patent rights, letters patent, programs, copyrights, trademarks, trade names and applications therefor in the United States and all other counties; and

(iii)	all rights and interest in, to and under any of the foregoing,

that are made, acquired or possessed by the Employee, alone or with others, at any time during the Employment Period or during the Restricted Period, shall at all times and for all purposes be regarded as acquired and held by the Employee in a fiduciary capacity for the sole benefit of Lifeline and the Employee shall and hereby does assign them to Lifeline without further compensation upon reimbursement of all out-of-pocket expenses relating thereto. The Employee shall, upon request, promptly make all disclosures, execute all instruments and papers, and perform all acts necessary or desired by Lifeline to vest and confirm in Lifeline, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this Section 7, and which may be necessary or desirable to enable Lifeline, its successors, assigns and nominees to secure and enjoy the full benefit and advantages thereof, including, but not limited to, any and all such applications, writings or other documents as may be necessary for Lifeline to apply for and obtain, or for it to assign, any patent or copyright.

8. No Disclosures of Information. The Employee shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than Lifeline or any Lifeline subsidiary or Lifeline Joint Venture any knowledge or information with respect to:

(i)	confidential or secret processes, plans, formulas, data (including cost data), machinery, drawings, specifications, marketing or manufacturing procedures and techniques, methods, technology, know-how, programs, devices, material or other aspects (including vendor practices, requirements or lists) relating to the business, products (whether existing or under development), services or activities of Lifeline or any Lifeline subsidiary or any Lifeline Joint Venture; or

(ii)	any confidential or secret engineering, research, marketing, development or other original work of Lifeline or any Lifeline subsidiary or Lifeline Joint Venture.

This provision shall not apply to any information that at any time comes into the public domain other than as a result of the violation of the terms of this Section 8 by the Employee.

9. Enforceability. The Employee and Lifeline recognize that any breach by the Employee of any of his obligations under Sections 5 through 8 would result in irreparable injury and damage to the overall reputation of Lifeline and to its business and affairs. The Employee and Lifeline therefore consider the restrictions contained in Sections 5 through 8 to be reasonable as to the covenants of, and the duties and restrictions imposed on, the Employee therein, whether in terms of extent, time or geographic area. However, if any such covenants, duties or restrictions are found by any court having competent jurisdiction to be unreasonable because they are (or any one of them is) too broad, than those covenants, duties or restrictions shall nevertheless remain effective but shall be considered amended as to extent, time or geographic area (or any one of them as the case may be in whatever manner is considered reasonable by such court), and as so amended shall be enforced.

10. Relief In Case Of Breach. The services to be rendered by the Employee to Lifeline in the Employment Period are unique and extraordinary, which gives them a value peculiar to Lifeline, and Lifeline cannot be reasonably or adequately compensated in damages for their loss. Accordingly, any breach by the Employee of the terms of this Agreement, including, but not limited to, the terms of Sections 5 through 8, will cause Lifeline irreparable injury and damage. Therefore, Lifeline, in addition to all other remedies available to it, shall be entitled to injunctive and other available equitable relief in any court of competent jurisdiction to prevent or otherwise restrain a breach of this Agreement for the purpose of enforcing this Agreement or any of its terms.

11. Termination of Employment. All employment of the Employee by Lifeline in any capacity under this Agreement shall terminate on the earliest to occur of the following dates:

(i)	Upon the death or disability of the Employee at any time during the Employment Period. For purposes of this Agreement, the Employee shall be deemed disabled if he has been unable to render the services required to be rendered by him in the Employment Period for one hundred eighty (180) consecutive days. Upon a termination under this Section 11(i), Lifeline shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by Lifeline.

(ii)	At the election of Lifeline at any time during the Employment Period, for cause, after ten (10) business days’ prior written notice of the basis therefor by Lifeline to the Employee. For purposes of this Agreement, Lifeline shall be deemed to have cause to terminate the Employee’s employment in any capacity under this Agreement only if:

(a)	the Employee commits acts or omissions involving moral turpitude which are directly related to the business or affairs of Lifeline, including, but not limited to, fraud, dishonesty, betrayal of confidential information or commission of a crime;

(b)	the Employee commits acts or omissions constituting a material breach of this Agreement, Lifeline policies and procedures or the Employee’s duty of loyalty to Lifeline;

(c)	the Employee willfully refuses to perform the duties reasonably assigned to him by the Board, which duties are consistent with the provisions of this Agreement; or

(d)	the Employee is convicted of a felony.

Upon a termination under this Section 11(ii), Lifeline shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by Lifeline.

(iii)	Subject to subsections (v) and (vi) herein, at the election of the Employee, within ten (l0) days after he shall involuntarily (other than as a result of death or disability or termination for cause) no longer serve in the capacity of Chief Executive Officer, at the election of Lifeline without cause or upon nonrenewal of this Agreement by Lifeline at any time during the Employment Period. Upon a termination under this Section 11(iii), Lifeline shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by Lifeline. In addition, subject to the Employee’s execution of a severance agreement and release drafted by and satisfactory to counsel for Lifeline, Lifeline shall provide the Employee with the following: (a) Lifeline shall pay the Employee in one lump sum payment an amount equal to two (2) times his base salary in effect on the day of termination or resignation (the “Separation Date”); (b) Lifeline shall continue to provide the Employee with the fringe benefits the Employee was receiving on the Separation Date under Section 2.2 herein for two (2) years from the Separation Date, to the extent that former employees are then eligible to receive coverage; provided, however, that if the Employee accepts employment with another company or entity in which he receives comparable benefits, the comparable benefits noted in this subsection (iii)(b) shall immediately cease and the Employee shall not be entitled to any additional coverage from Lifeline with respect to such benefit; (c) all unvested options then held by the Employee, including the Stock Option provided under this Agreement, shall become fully vested and exercisable in accordance with the applicable plan on the Separation Date; and (d) those unvested shares under the Restricted Stock Award that would otherwise vest within twelve (12) months of the Separation Date shall become fully vested on the Separation Date.

(iv)	Subject to subsection (vi) herein, at the election of the Employee for any reason other than his involuntary removal from the Chief Executive Officer position noted in subsection (iii) hereof or upon nonrenewal of this Agreement by the Employee at any time during the Employment Period. Upon a termination under this Section 11(iv), Lifeline shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by Lifeline.

(v)	At the election of Lifeline, within two (2) years following a Change in Control Event other than for cause (as defined in subsection (ii) hereof). Upon a termination under this Section 11(v), Lifeline shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by Lifeline. In addition, subject to the Employee’s execution of a severance agreement and release drafted by and satisfactory to counsel for Lifeline, Lifeline shall pay the Employee in one lump sum payment an amount equal to three (3) times the base salary and annual bonus he received during the one (1) year period immediately prior to the Separation Date, but in no event shall any amount be paid that would constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

(vi)	At the election of the Employee, within two (2) years following a Change in Control Event, either:

(a)	at such time as he shall no longer serve in the capacity of Chief Executive Officer, serving principally in the Boston, Massachusetts metropolitan area, or

(b)	due to a significant reduction in the nature or scope of the Employee’s duties, responsibilities, authority and powers exercised by the Employee immediately prior to the Change in Control Event, or due to a reduction in the Employee’s annual base salary in effect on the date of the Change in Control Event, except for across-the-board salary reductions similarly affecting all management personnel of Lifeline (or the surviving entity, in the case of a merger or acquisition in which Lifeline is not the surviving entity); provided, however, that the Employee’s duties, responsibilities, authority and powers shall not be deemed to have been significantly reduced solely because the entity of which the Employee is Chief Executive Officer is no longer an independently operated public entity. Upon a termination under this Section 11(vi), Lifeline shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by Lifeline. In addition, subject to the Employee’s execution of a severance agreement and release drafted by and satisfactory to counsel for Lifeline, Lifeline shall pay the Employee in one lump sum payment an amount equal to three (3) times the base salary and annual bonus he received during the one (1) year period immediately prior to the Separation Date, but in no event shall any amount be paid that would constitute an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

(vii)	For purposes of this Agreement, the term “Change in Control Event” shall have the meaning set forth in the Incentive Plan.

12. Notices. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon receipt, addressed as follows:

(a) to Lifeline:	Lifeline Systems, Inc.
Attention: Chairman
111 Lawrence Street
Framingham, Massachusetts 01702

or such other address as designated
in writing to the Employee.

(b) to the Employee:	The address set forth at the outset of this Agreement or such other address as the Employee designates in writing to Lifeline.

13. Indemnification. Lifeline agrees to indemnify the Employee in his capacity as an officer or director of Lifeline to the maximum extent permitted under Chapter 156B of Massachusetts Business Corporation Law and the Articles and Bylaws of Lifeline.

14. Provisions To Survive. The provisions of Sections 5 through 10 and 13 hereof shall survive the expiration or termination of this Agreement for any reason whatsoever.

15. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon Lifeline and the Employee and their respective successors, executors, administrators, heirs and permitted assigns. This Agreement (together with the Exhibits hereto) constitutes the entire agreement between the parties and may not be changed except by a writing duly executed and delivered by Lifeline and the Employee in the manner designated in this Agreement. No delay or omission by Lifeline in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Lifeline on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Lifeline and the Employee may execute this Agreement in any number of counterparts, each of which is an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. This Agreement supersedes in all respects any prior agreement, written or oral, between Lifeline and the Employee relating to the subject matter hereof, including, in all respects, the Employment and Noncompetition Agreement between the Employee and Lifeline dated August 27, 1992, as amended from time to time. The Employee shall execute any supplemental nondisclosure, patent or confidentiality agreements or other undertakings required of Lifeline officers generally. The Employee acknowledges that he has sought and obtained the advice of independent legal counsel in connection with the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the within instrument as a sealed document effective as of the date first above written.

LIFELINE SYSTEMS, INC.

By:	/s/ L. Dennis Shapiro
L. Dennis Shapiro
Chairman

/s/ Ronald Feinstein
Ronald Feinstein
Employee